                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            Storm Technology, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                            STORM TECHNOLOGY, INC.
                             1395 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 12, 1997

                               ----------------

Dear Stockholder:

  You are invited to attend the Annual Meeting of Stockholders of Storm Technology, Inc. (the "Company"), which will be held on June 12, 1997 at 10:00 a.m., local time, at the Company's principal executive offices at 1395 Charleston Road, Mountain View, California, for the following purposes:

  1. To elect six (6) members of the Board of Directors to hold office until the 1998 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

  2. To approve an amendment to the Company's 1996 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance thereunder from 75,000 to 450,000.

  3. To ratify the appointment of Price Waterhouse LLP as the independent accountants of the Company for the fiscal year ending December 31, 1997.

  4. To transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on April 28, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal executive offices of the Company located at the above address.

                                          By Order of the Board of Directors,

                                          L. WILLIAM KRAUSE
                                          Chief Executive Officer and
                                           President

Mountain View, California
May 9, 1997


 STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS PROXY AND VOTE IN PERSON AT THE MEETING.

                            STORM TECHNOLOGY, INC.
                             1395 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 12, 1997

  The accompanying proxy is solicited by the Board of Directors of Storm Technology, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held June 12, 1997 at 10:00 a.m., local time, or any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is May 9, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

  ANNUAL REPORT. An annual report for the fiscal year ended December 31, 1996, is enclosed with this Proxy Statement.

  VOTING SECURITIES. Only stockholders of record as of the close of business on April 28, 1997 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of that date, there were 10,382,672 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

  SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. The Company will solicit stockholders by mail through its regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have shares of Common Stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Boston EquiServe Limited Partnership to assist in the solicitation of proxies in connection with the Annual Meeting.

  VOTING OF PROXIES. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth certain information, as of March 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock,
(ii) each director and director-nominee of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group.

                                                            SHARES OWNED(1)
                                                          --------------------
                                                           NUMBER   PERCENTAGE
          NAME AND ADDRESS OF BENEFICIAL OWNERS           OF SHARES  OF CLASS
          -------------------------------------           --------- ----------
Primax Electronics, Ltd. ................................ 3,083,059    29.7%
 6F, N. 159 Kang Ning St.
 Shi Chi Town, Taipei Hsien
 Taiwan R.O.C.
State of Wisconsin Investment Board......................   840,000     8.1%
 P.O. Box 7842
 Madison, WI 53707
Institutional Venture Partners V(2)......................   720,185     6.9%
 Mary Jane Elmore
 3000 Sand Hill Road
 Menlo Park, CA 94025
Dr. Adriaan Ligtenberg...................................   423,833     4.1%
L. William Krause(3).....................................   365,913     3.5%
Barbara K. Windham(4)....................................    31,421       *
Robert F. Preston(5).....................................    89,050       *
Rick M. McConnell(6).....................................    79,949       *
Andrew S. Rappaport(7)...................................    28,206       *
Richard C. Alberding(8)..................................     5,899       *
Raymond Liang(9)......................................... 3,109,809    30.0%
All directors and executive officers as a group (10
 persons)(10)............................................ 4,917,965    46.6%

--------
  * Less than 1%

 (1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

 (2) Includes 12,056 shares held by Institutional Venture Management V and 697,230 shares held by Institutional Venture Partners V. Ms. Elmore, a director of the Company, is a general partner of Institutional Venture Management V, the general partner of Institutional Venture Partners V, which retains certain voting power over such shares. Although Ms. Elmore may be deemed to be the beneficial owner of such shares, she disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which she may have. Also includes 5,000 shares held as Trustee of the Mary Jane Elmore Living Trust and 5,899 shares subject to options held by Ms. Elmore exercisable within 60 days of March 31, 1997.

 (3) Includes 346,683 shares held as Trustee of the Krause Trust dated June 21, 1994, as amended, 13,461 shares held as Trustee for LWK Ventures Money Purchase Pension Plan dated January 1, 1991 and 5,769 shares held as Trustee for LWK Ventures Profit Sharing Plan dated January 1, 1991.

 (4) Includes 28,640 shares held as Trustee of the Windham Family Trust and 1,781 shares subject to options exercisable within 60 days of March 31, 1997. Effective March 31, 1997 Ms. Windham resigned from her position of Vice President, Marketing of the Company.

 (5) Includes 32,500 shares subject to options exercisable within 60 days of March 31, 1997.

 (6) Includes 29,750 shares subject to options exercisable within 60 days of March 31, 1997.

 (7) Includes 23,398 shares subject to options exercisable within 60 days of March 31, 1997.

 (8) Includes 5,899 shares subject to options exercisable within 60 days of March 31, 1997.

 (9) Includes 3,083,059 shares held by Primax Electronics, Ltd., a Republic of China corporation ("Primax"). Mr. Liang, a director of the Company, is Chairman and Chief Executive Officer of Primax, which retains certain voting power over such shares. Although Mr. Liang may be deemed to be the beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which he may have.

(10) Includes 161,727 shares subject to options exercisable within 60 days of March 31, 1997.

                             ELECTION OF DIRECTORS

  Six (6) directors constituting the Company's full Board of Directors (the "Board" or "Board of Directors") are to be elected at the Annual Meeting to serve in such capacity until the next annual meeting of stockholders or until their successors are elected and qualified. Management's nominees for election to the Board of Directors, and certain information with respect to their age and background, are set forth below. Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as Management may designate.

  If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes", will be counted as present for purposes of determining if a quorum is present.

                                                                       DIRECTOR
           NAME                  POSITION WITH THE COMPANY         AGE  SINCE
           ----                  -------------------------         --- --------
 Richard C. Alberding     Director                                 66    1996
 Mary Jane Elmore         Director                                 43    1991
 L. William Krause        President, Chief Executive Officer and   55    1991
                          Director
 Raymond Liang            Director                                 50    1996
 Adriaan Ligtenberg       Chief Technical Officer, Vice            41    1990
                          President, Engineering and Director
 Andrew S. Rappaport      Director                                 39    1991

  Richard C. Alberding has served as a director since March 1996. From 1958 to 1991, he served in various management positions with Hewlett-Packard, a manufacturer of computer hardware and software, serving most recently as Executive Vice President of Worldwide Marketing, Sales and Support and as a member of the Executive Committee. Mr. Alberding is now retired and is also a director of Digital Microwave Corp., Paging Network Inc., Digital Link Corporation, Kennametal Inc., Quickturn Design Systems Inc., Sybase, Inc. and Walker Interactive Systems Inc. and is a director of various private companies.

  Mary Jane Elmore has served as a director since November 1991. Since 1983, Ms. Elmore has been a general partner of Institutional Venture Management, the general partner of several Institutional Venture Partners venture capital investment partnerships. Ms. Elmore also serves as a director of Clarify Inc.

  L. William Krause has served as President and Chief Executive Officer of the Company since joining the Company in October 1991. Prior to joining the Company, Mr. Krause spent ten years at 3Com Corporation, a manufacturer of global data networking systems, where he served as President and Chief Executive Officer until he retired in September 1990. He continued as Chairman of the Board for 3Com Corporation until 1993. Previously, Mr. Krause served in various marketing and general management executive positions at Hewlett-Packard. Mr. Krause currently serves as a director of Sybase, Inc. and Aureal Semiconductor, Inc.

  Raymond Liang has served as a director since March 1996. Mr. Liang has been Chief Executive Officer and President of Primax, which as of March 31, 1997 was a 29.7% stockholder of the Company. Primax's stock is traded publicly in Taiwan.

  Adriaan Ligtenberg founded the Company and has served as a director since its inception, as Chief Technical Officer and Vice President, Engineering since October 1991, and as its first Chief Executive Officer. Prior to the Company's inception, Mr. Ligtenberg co-founded C-Cube Microsystems Inc., a manufacturer of video compression hardware, and served as Vice President from May 1989 until December 1989. Prior to May 1989, Mr. Ligtenberg was employed for five years by AT&T Bell Laboratories Inc., a researcher for the communications industry, where he served as Head of the Image Systems Group. He has been a core member of the JPEG and MPEG image compression standards committees of the ISO/CCITT and holds a Ph.D. from the Swiss Federal Institute of Technology.

  Andrew S. Rappaport has served as a director of the Company since November 1991. Since July 1996, Mr. Rappaport has been a general partner of August Capital, a venture capital firm. From August 1984 through June 1996, Mr. Rappaport was President of The Technology Research, Inc., a management consulting firm.

BOARD MEETINGS

  During the fiscal year ended December 31, 1996 the Board held six meetings. No director serving on the Board as of December 31, 1996 attended fewer than 75% of such meetings of the Board (and of the Committees on which he or she served) during the period he or she was a director of the Company.

  The Company has a Compensation Committee and an Audit Committee. The Compensation Committee provides recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company, including stock options. The members of the Compensation Committee during the fiscal year ended December 31, 1996 were Richard C. Alberding and Mary Jane Elmore. The Compensation Committee held one meeting in fiscal 1996.

  The Audit Committee recommends engagement of the Company's independent accountants and reviews the results and scope of audit and other accounting related services provided by such accountants. The members of the Audit Committee for the fiscal year ended December 31, 1996 were Richard C. Alberding and Andrew S. Rappaport. The Audit Committee held no meetings during fiscal 1996.

COMPENSATION OF DIRECTORS

  Historically, members of the Board of Directors have not received any cash compensation for their services as members of the Board, although they are reimbursed for reasonable travel expenses while attending Board and Committee meetings. Directors who are not employees of the Company or Primax ("Outside Directors") are eligible to participate in the automatic option grant program pursuant to the 1996 Outside Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the automatic grant of nonstatutory stock options to Outside Directors. Each new Outside Director elected will be granted automatically on the date of his or her initial election an option to purchase 11,250 shares of Common Stock. In addition, each Outside Director, other than an Outside Director who has served on the Board of Directors for less than six months, will thereafter be granted automatically an option to purchase 6,000 shares of Common Stock at each annual meeting of stockholders provided the Outside Director continues to serve in such capacity following the annual meeting. The exercise price per share of options granted under the Directors Plan will be equal to the fair market value of a share of Common Stock on the date of grant. Shares subject to an option granted under the Directors Plan vest over two years and options granted under the Directors Plan must be exercised within ten years from the date of grant.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

  EXECUTIVE COMPENSATION. The following table sets forth information concerning the compensation paid for services to the Company in all capacities by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company for the fiscal years ended December 31, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                          1996 ANNUAL COMPENSATION COMPENSATION
                                          ------------------------ ------------
                                                                    SECURITIES
                                                                    UNDERLYING
      NAME AND PRINCIPAL POSITION         YEAR   SALARY    BONUS     OPTIONS
      ---------------------------         --------------- -------- ------------
L. William Krause                          1996  $162,757       --        --
Chief Executive Officer, President         1995   150,000       --        --
Dr. Adriaan Ligtenberg                     1996   138,550       --        --
Chief Technical Officer, Vice President,   1995   125,000       --        --
 Engineering
Rick M. McConnell                          1996   115,482       --    43,124
Chief Financial Officer, Vice President,   1995    90,000       --     4,375
 Finance and Administration
Barbara K. Windham                         1996   152,229       --    51,650
Vice President, Marketing                  1995   125,000  $12,361     3,000
Robert F. Preston                          1996   141,580       --    68,750
Vice President, Sales                      1995        --       --        --

  STOCK OPTIONS GRANTED DURING FISCAL 1996. The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1996 to the persons named in the Summary Compensation Table.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS IN FISCAL 1996
                        ------------------------------------------------------------------------------
                                                                        POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF   % OF TOTAL                             ASSUMED ANNUAL RATES OF
                        SECURITIES   OPTIONS                               STOCK PRICE APPRECIATION
                        UNDERLYING  GRANTED TO  EXERCISE OR                   FOR OPTION TERM(3)
                         OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION ------------------------------
       NAME             GRANTED(1) FISCAL YEAR  PER SHARE(2)    DATE          5%             10%
       ----             ---------- ------------ ------------ ---------- -------------- ---------------
L. William Krause             --        --            --           --               --              --
Dr. Adriaan Ligtenberg        --        --            --           --               --              --
Rick M. McConnell          1,031       0.1%        $0.40      1/26/06       $   259.36     $    657.26
                          28,343       3.8%         0.40      4/18/06         7,129.90       18,068.58
                          13,750       1.8%         8.00      9/25/06        69,178.41      175,311.67
Barbara K. Windham         1,650       0.2%         0.40      1/26/06           415.07        1,051.87
                          37,500       5.0%         0.40      4/18/06         9,433.42       23,906.14
                          12,500       1.7%         8.00      9/25/06        62,889.46      159,374.25
Robert F. Preston         56,250       7.5%         0.40      3/18/06        14,150.13       35,859.21
                          12,500       1.7%         8.00      9/25/06        62,889.46      159,374.25

--------
(1) All options granted in 1996 were granted under the Company's Amended and Restated Stock Option Plan (the "Option Plan"). Options granted under the Option Plan are immediately exercisable, are subject to a repurchase option which generally vests monthly over a four year period and must be exercised within 10 years. The Board of Directors has discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.
(2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the options were granted as determined by the Board of Directors for each grant date. The Company's Common Stock was not traded publicly at the time of each of the above option grants.
(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. The assumed 5% and 10% rates of stock price appreciation are mandated by federal securities law and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on a stock option exercise depend on the future performance of the Common Stock, overall market conditions and the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased in 1996 at $0.40 would yield profits of $0.25 per share at 5% appreciation over ten years, or $0.64 per share at 10% appreciation over the same period. One share of stock purchased in 1996 at $8.00 would yield profits of $5.03 per share at 5% appreciation over ten years, or $12.75 per share at 10% appreciation over the same period.

  OPTION EXERCISES AND FISCAL 1996 YEAR-END OPTION VALUES. The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the fiscal year ended December 31, 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING      VALUE OF UNEXERCISED
                                                        UNEXERCISED          IN-THE-MONEY
                                                      OPTIONS/SARS AT      OPTIONS/SARS AT
                        SHARES ACQUIRED    VALUE     DECEMBER 31, 1996   DECEMBER 31, 1996(3)
         NAME             ON EXERCISE   REALIZED(1)    EXERCISABLE(2)        EXERCISABLE
         ----           --------------- ----------- -------------------- --------------------
L. William Krause               --           --                --                 --
Dr. Adriaan Ligtenberg          --           --                --                 --
Rick M. McConnell           37,499           $0            13,750                 $0
Barbara K. Windham          39,150            0            12,500                  0
Robert F. Preston           56,250            0            12,500                  0

--------
(1) Value realized based on the difference between the option exercise price and the fair market value of the Company's Common Stock on the date of option exercise, as determined by the Board of Directors. The Company's Common Stock was not traded publicly at the time of the above option exercise.
(2) All options are immediately exercisable upon grant but are subject to a repurchase option which vests monthly over four years.
(3) Valuation based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1996 (which was $4.75 per share, based on the closing trade price of the stock on the Nasdaq National Market).

                     REPORT OF THE COMPENSATION COMMITTEE

  The following is the Report of the Compensation Committee of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1996. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors has the responsibility to review and establish compensation programs and benefits for the Company's employees generally, and specifically for the executive officers of the Company. The Company applies a consistent philosophy to compensation for all employees, including its executive officers, based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The goals of the Compensation Committee are to align executive compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

  The Company's executive compensation program consists of cash and equity based components. The cash component is comprised of base pay and a variable factor based on the Company's financial performance. The equity component consists of stock options granted under the Company's Option Plan. Total compensation levels are targeted at low to mid-range levels for comparable companies.

  CASH COMPONENT. Base salary generally is set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size and success in the same or similar business. The Compensation Committee generally has set base salary in the low to mid-range level of competitive compensation. The variable component of cash compensation is paid monthly based on the Company's actual financial performance relative to planned operating results. Executive salaries, including the variable target component, generally are reviewed annually.

  EQUITY COMPONENT. Stock options are an important element of the Company's executive compensation package. The Compensation Committee believes that such equity-based compensation closely links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of this equity-based compensation depends entirely on the appreciation of the Company's Common Stock. Generally, all of the Company's employees participate in the Company's Option Plan. Option grants are provided to employees when first joining the Company and may also be provided in connection with significant achievements or changes in responsibilities and in conjunction with the yearly compensation review.

  During fiscal 1996, the Compensation Committee made stock option grants to certain executives as summarized in "Executive Compensation--Stock Option Grants In Last Fiscal Year." The number of shares subject to each option grant takes into account anticipated future contribution, past performance and prior option grants to the executive. The purpose of these options is to provide greater incentives to those executives to continue their employment with the Company and to strive to increase the value of the Company's Common Stock. Options generally are granted at exercise prices equaling the fair market value of the underlying common stock and vest monthly over a period of four years.

1996 CHIEF EXECUTIVE OFFICER COMPENSATION

  L. William Krause has been the Chief Executive Officer of the Company since 1991. In determining Mr. Krause's compensation for 1996 the Compensation Committee evaluated corporate performance, individual performance, compensation paid to other executive officers of the Company and compensation paid to chief executive officers of comparable privately held companies.

  During fiscal 1996, Mr. Krause received cash compensation of $162,757, including a variable component of $12,757 based on the Company's actual financial performance relative to planned operating results. Mr. Krause did not receive any option grants during fiscal 1996. Historically, Mr. Krause has not received option grants as a component of his compensation as he currently holds approximately 3.5% of the Company's outstanding stock and to date has chosen to forgo this component of his compensation.

                                   RESPECTFULLY SUBMITTED BY THE COMPENSATION
                                    COMMITTEE:

                                   Richard C. Alberding
                                   Mary Jane Elmore

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended December 31, 1996, Mr. Alberding and Ms. Elmore served on the Compensation Committee. No member of the Compensation Committee was at any time during the past fiscal year or any other time an officer or employee of the Company or any of its subsidiaries.

  No executive officer of the Company served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, where an executive officer of such other entity served as a director of the Company. In addition, no executive officer of the Company served on the Board of Directors of another entity, one of whose executive officers served as a member of the Compensation Committee of the Company.

CHANGE-IN-CONTROL ARRANGEMENTS

  The Option Plan and Directors Plan provide that, in the event of a sale or exchange by the stockholders of all or substantially all of the Company's voting stock or certain mergers or consolidations to which the Company is a party in which the stockholders of the Company do not retain beneficial ownership of at least a majority of the voting stock of the Company or its successor, the Board of Directors of the Company may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the Option Plan. In addition the Company's standard forms of stock option agreements provide in the event an optionee is terminated as a result of such a transaction, the optionee's options generally will become fully vested and the optionee will have a period of six months to exercise such options.

CHANGES TO BENEFIT PLAN

  The Company has proposed the approval of an amendment to the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the Purchase Plan by 375,000 shares from 75,000 shares to 450,000 shares, as described below under the caption, "APPROVAL OF AMENDMENT TO THE COMPANY'S 1996 EMPLOYEE STOCK PURCHASE PLAN." Purchases of Common Stock under the Purchase Plan are made at the discretion of the participants. As of the date of this Proxy Statement, no participants have made any purchases under the Purchase Plan, and future purchases under the Purchase Plan are not determinable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

  Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock were complied with for the fiscal year ended December 31, 1996, except that Joseph G. Finegold, Barbara K. Windham, Robert F. Preston and Rick M. McConnell failed to file timely Forms 4 and 5 in connection with Common Stock purchased at the time of the Company's public offering.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has entered into indemnification agreements with its directors and officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

  On February 24, 1996, the Company, Storm Acquisition Corporation, a wholly-owned subsidiary of the Company ("Sub"), Primax and Primax's U.S. subsidiary ("Primax USA") entered into a Reorganization Agreement, which was consummated March 18, 1996. Raymond Liang, a director of the Company, serves as Chairman and CEO of Primax, which held approximately 29.7% of the Company's Common Stock as of March 31, 1997. As a result, Sub was merged with and into Primax USA (the "Merger"), whereby all of the outstanding shares of common stock of Primax USA were converted into Series E Preferred Stock of the Company. As a result of the Merger, 1,250,000 shares of Series E Preferred Stock of the Company were issued for all outstanding shares of common stock of Primax USA and 2,964,329 shares of Series E Preferred Stock of the Company were issued to Primax for the transfer of its assets and technology. The Series E Preferred Stock was converted into shares of Common Stock on a one-for-one basis in conjunction with the Company's public offering. As part of the merger, the following ancillary documents were executed:

  ASSET TRANSFER AGREEMENT. On February 24, 1996, the Company and Primax entered into an Asset Transfer Agreement, which was consummated March 18, 1996, ("Asset Transfer Agreement") which provided for, among other rights and obligations, Primax's assignment and license of certain patents, technology and know-how which related to the development of A6 Products (image scanning products and technology which accept photos up to a maximum of five inches in width, excluding hand scanners which are not made to be attached to a feeder base). Primax also assigned to the Company an undivided one-half interest in certain other technology rendering such technology the joint property of the parties. In exchange for these technology rights, the Company issued 2,964,329 shares of Series E Preferred Stock at $0.80 per share to Primax.

  MANUFACTURING AGREEMENT. On February 24, 1996, the Company and Primax entered into a Manufacturing Agreement and Purchase Agreement, which provides that, among other rights and obligations, Primax is the exclusive manufacturer of certain of the Company's photo scanner products for a minimum 85% of its unit volume. The Company has the right to obtain an alternative manufacturing source if Primax is unable to provide competitive pricing, quality or availability.

  INTERNATIONAL DISTRIBUTION AGREEMENTS. The Company entered into international distribution agreements dated as of February 29, 1996 with Primax and Primax Electronics International B.V. ("Primax International"). The primary distinction between the distribution agreements, which are substantially similar in all other respects, is the territory covered by the agreements. Subject to certain other terms and conditions, the Company granted to Primax and to Primax International certain rights, exclusive in certain territories and non-exclusive in others, to distribute the Company's A6 Products. Primax's and Primax International's exclusive distribution rights are subject to certain quotas and upon their failure to satisfy such quotas, their respective exclusive distribution licenses will convert to nonexclusive licenses.

  NORTH AMERICAN DISTRIBUTION AGREEMENT. The Company and Primax entered into the North American Distribution Agreement amended as of September, 1996, pursuant to which Primax granted the Company the right to distribute Primax's non-A6 Products. The Company's right is exclusive with respect to all customers other than OEM customers in the United States and Canada and nonexclusive with respect to OEM customers in the United States and Canada and all customers in South America, Central America and Mexico. If the Company fails to satisfy certain distribution quotas, its exclusive distribution license will convert to a nonexclusive license and certain restrictions in the Asset Transfer Agreement will lapse.

  SALES REPRESENTATIVE AGREEMENT. The Company and Primax entered into a Sales Representative Agreement dated as of February 29, 1996, appointing the Company as its exclusive sales representative to OEM customers in the United States and Canada for Primax's pointing devices (such as mice, game pads, joysticks, track balls, touch pads and remote cursor devices). In consideration for accepting orders from and providing service to Primax's OEM customers, the Company was to have received commissions for all sales of pointing devices. If the Company failed to satisfy certain sales quotas, its exclusive appointment as sales representative for pointing device products would have resulted in a nonexclusive representation agreement. This agreement was terminated by the parties effective July 1, 1996.

  During the fiscal year ended December 31, 1996, the Company purchased inventories from Primax totaling approximately $10,375,000 and earned royalties and other revenues from Primax totaling approximately $950,000. At December 31, 1996, the Company owed Primax approximately $3,768,000 primarily relating to amounts payable for inventory purchases and was owed approximately $959,000 from Primax primarily related to royalties and other revenues earned from Primax and certain expenditures made by the Company on behalf of Primax.

                       COMPARISON OF STOCKHOLDER RETURN

  Set forth below is a line graph comparing the percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S. companies only) Index and the Hambrecht & Quist Growth Index for the period commencing on September 30, 1996 and ending on December 31, 1996. The graph assumes that $100 was invested on September 30, 1996 in the Company's Common Stock at the initial public offering price of $10.50 and in each index, and that all dividends, if applicable, were reinvested.


                      [PERFORMANCE GRAPH APPEARS HERE]


                    Scaled values                   Actual values
                ----------------------         ---------------------
                9/30/96       12/31/96         9/30/96      12/31/96
                -------       --------         --------     --------
Storm            $100          $ 45.24         $  10.50     $   4.75
H&Q Growth       $100          $ 94.88         $2648.35     $2512.86
Nasdaq           $100          $104.91         $ 405.34     $ 425.26

                    APPROVAL OF AMENDMENT TO THE COMPANY'S
                       1996 EMPLOYEE STOCK PURCHASE PLAN

  The Board of Directors adopted the Storm Technology, Inc. 1996 Employee Stock Purchase Plan on June 5, 1996. The Company's stockholders approved the Purchase Plan by written consent in September 1996. A total of 75,000 shares of Common Stock were reserved for issuance under the Purchase Plan. The Board of Directors believes that the Purchase Plan benefits the Company by providing its employees with an opportunity to purchase shares of Common Stock and is an important factor in attracting, retaining, and motivating valued employees. On April 28, 1997, the Board of Directors amended the Purchase Plan, subject to stockholder approval, to increase the maximum number of shares of the Company's Common Stock issuable under the Purchase Plan from 75,000 shares to 450,000 shares.

SUMMARY OF THE PROVISIONS OF THE PURCHASE PLAN

  The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

  GENERAL. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the Purchase Plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of each purchase period within the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

  SHARES SUBJECT TO PLAN. Currently, a maximum of 75,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right are returned to the plan and may again be subjected to a Purchase Right. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase by 375,000 the maximum number of shares of Common Stock issuable thereunder to an aggregate of 450,000 shares.

  ADMINISTRATION. The Purchase Plan is administered by the Board. Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the Purchase Plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

  ELIGIBILITY. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the Purchase Plan so long as the employee is customarily employed for more than 20 hours per week and at least five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan.

  OFFERINGS. Generally, each Offering of Common Stock under the Purchase Plan is for a period of twenty-four months (an "Offering Period"). Offering Periods under the Purchase Plan are overlapping, with a new Offering Period beginning every six months. However, employees may only participate in one offering at a time. Offering Periods will generally commence on the first days of February and August of each year and end on the last day of the second January and July, respectively, occurring thereafter. Each Offering Period will generally be comprised of four six-month purchase periods ("Purchase Periods"). Shares are purchased on the last day of each Purchase Period ("Purchase Dates"). The Board may establish a different term for one or more Offerings or Purchase Periods or different commencement or ending dates for an Offering or a Purchase Period.

  PARTICIPATION AND PURCHASE OF SHARES. Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of an Offering Period. Payroll deductions may not exceed 10% of an employee's compensation for any pay period during the Offering Period (or such other rate as the Board determines). Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as that employee withdraws from the Purchase Plan, becomes ineligible to participate in the Purchase Plan or terminates employment.

  Subject to certain limitations, each participant in an Offering will have a Purchase Right equal to the lesser of that number of whole shares determined by dividing $50,000 by the fair market value of a share of Common Stock on the first day of the Offering Period or 3,750 shares, provided that these dollar and share amounts will be prorated for any Offering Period that is less than 23 1/2 months or more than 24 1/2 months in duration. No participant may purchase under the Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

  At the end of each Purchase Period, the Company will issue to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during that Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price per share at which shares are sold at the end of an Offering Period will generally equal 85% of the lesser of the fair market value per share of the Company's Common Stock on the first day of the Offering Period or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period or Offering Period.

  A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, the participant may not again participate in the same Offering.

  TRANSFER OF CONTROL. The Purchase Plan provides that, in the event of a Transfer of Control, the acquiring or successor corporation may assume the Company's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the last day of the Offering Period to a date on or before the date of the Transfer of Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Transfer of Control will terminate.

  TERMINATION OR AMENDMENT. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. However, no Purchase Rights may be granted after June 5, 2006. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  A participant recognizes no taxable income either as a result of commencing to participate in the Purchase Plan or purchasing shares of the Company's Common Stock under the terms of the Purchase Plan.

  If a participant disposes of shares purchased under the Purchase Plan within two years from the first day of the applicable Offering Period or within one year from the Purchase Date (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the Purchase Date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than twelve months.

  If the participant disposes of shares purchased under the Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the Purchase Date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

  If the participant still owns the shares at the time of death, the lesser of
(i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death.

  The Company should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE 1996 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 75,000 TO 450,000.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company has selected Price Waterhouse LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1997. Price Waterhouse LLP has acted in such capacity since its appointment during the fiscal year ended December 31, 1991. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. THE BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

         STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 1395 Charleston Road, Mountain View, California 94043, not later than January 9, 1998, and satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          L. WILLIAM KRAUSE
                                          Chief Executive Officer and
                                           President

May 9, 1997

                            STORM TECHNOLOGY, INC.

                   Proxy for Annual Meeting of Stockholders

                      Solicited by the Board of Directors


        The undersigned hereby appoints L. William Krause and Rick C. McConnell, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of the stock of Storm Technology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at 1395 Charleston Road, Mountain View, California on June 12, 1997, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the Annual Meeting.

        The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and
(3) Annual Report of the Company for the fiscal year ended December 31, 1996.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

     1.  Election of the following directors:

         [_] FOR the nominees listed below (except as marked to the contrary below.)

         [_]  WITHHOLD AUTHORITY to vote for the nominees listed below.

     (INSTRUCTION: To withhold authority to vote for a nominee, strike a line through the nominee's name.)

                                Richard C. Alberding
                                Mary Jane Elmore
                                L. William Krause
                                Raymond Liang
                                Adriaan Ligtenberg
                                Andrew S. Rappaport

     2. To approve an amendment to the Company's 1996 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance thereunder from 75,000 to 450,000.

           [_]  FOR         [_]  AGAINST          [_]  ABSTAIN

     3. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending December 31, 1997.

           [_]  FOR         [_]  AGAINST          [_]  ABSTAIN

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

[_]  CHECK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

[_]  CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

                                        Dated: _________________, 1997

                                        Signature(s):_________________________

                                        _______________________________________